Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc.® Reports Results for Year and Fourth Quarter

Meta Payment Systems® division achieves record annual earnings of $4.1 million

Highlights for the fiscal year and fourth quarter ended September 30, 2009

•                  Meta Financial Group (MFG) fiscal 2009 net loss was $1.5 million while the fourth quarter net loss was $0.7 million

•                  Meta Payment Systems (MPS) fiscal 2009 non-interest income was $77.4 million, up 122% over 2008

•                  Traditional Bank segment showed fourth quarter net income of $0.9 million

•                  Non-performing loan and asset ratios improved from prior quarter end

•                  Low and no-cost MPS deposits grew by $137.3 million over prior year

•                  MetaBank remained well-capitalized including an improvement of risk-based capital ratio from the prior quarter

STORM LAKE, IOWA — (December 10, 2009) Meta Financial Group (Nasdaq: CASH - NEWS; the Company) reported a loss for the 2009 fourth quarter of $0.7 million or 28 cents per diluted share compared to a loss of $1.8 million or 68 cents per diluted share for the 2008 fourth quarter.  The current quarter was primarily impacted by goodwill and related charges of $0.6 million and a write down of loan collateral acquired in previous quarters of  $0.8 million.  The prior year’s fourth quarter loss was primarily due to additional loan loss provision expense of $1.8 million and the previously disclosed settlement of litigation commenced in 2006.

The net loss for the fiscal year ended September 30, 2009 was $1.5 million or 56 cents per diluted share compared to a net loss of $1.0 million or 38 cents per share for the same period in 2008.  The net loss for the current year was primarily a result of substantially increased loan loss provision expense due to the effects of a weaker economy.

President and Chief Executive Officer J. Tyler Haahr commented, “As was true for many banks across the country, 2009 was a pivotal repositioning year for Meta Financial Group, as we adjusted strategically to contend with a persistently difficult economy and prepared our businesses to take advantage in a slowly emerging recovery.  We believe we have succeeded in that dual process.  Our balance sheet reflects a conservative approach to valuing problem assets and related collateral and we have changed the mix of our earning assets to be more heavily weighted towards zero-risk government-backed securities.  We have also worked diligently to remove costs from our various product and service delivery mechanisms and expect to continue that effort.  From a strength and stability standpoint, we remain well above the regulatory requirements to be considered well-capitalized; nevertheless, we are concentrating on activities that will further capital accretion and enhance shareholder value in the long term.”

	Three Months Ended			Year Ended
Summary Financial Data *	9/30/09	6/30/09	9/30/08	9/30/09	9/30/08
Net Interest Income – millions	$7.1	$6.3	$6.5	$27.8	$24.0
Non Interest Income – millions	13.9	16.9	10.8	80.0	37.7

Net (Loss) – millions	(0.7)	(2.6)	(1.8)	(1.5)	(1.0)
Diluted (loss) per share	(0.28)	(0.99)	(0.68)	(0.56)	(0.38)

Net interest margin	3.52%	3.19%	3.70%	3.50%	3.51%
Non-performing assets - % of total assets	1.76%	2.41%	1.06%

MPS active cards – millions	18.5	20.0	14.2
MPS transaction volume – billions	$3.0	$2.6	$2.2	$11.9	$8.2

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2009 fourth quarter reached $22.9 million compared to $20.2 million for the same quarter last year.  The growth for the quarter was driven primarily by increased MPS fee revenue of $3.6 million.  Interest income decreased by $0.5 million or 5%.

Total revenue for fiscal 2009 was $116.7 million compared to $75.1 million in 2008, an increase of $41.6 million or 55% and was driven by MPS fee income.  Interest income decreased slightly, $0.7 million or 2% related to the lower interest rate environment this year.

Net Interest Income

Net interest income for the 2009 fourth quarter was $7.1 million, up $0.6 million or 8% from the same quarter last year.  Net interest margin decreased to 3.52% for the fourth quarter of 2009 as compared to 3.70% for the same quarter last year.  Overall, asset yields declined by 88 basis points due to a lower average yield in the loan and investment portfolio as a result of the lower rate environment and a change in the asset mix to more heavily weight low-risk investments.

Rates paid on deposits and interest-bearing liabilities decreased by 65 basis points from 1.61% in the 2008 quarter to 0.96% in 2009.  As of September 30, 2009, low- and no-cost checking deposits represented 76% of total deposits compared to 73% one year earlier.  The increase was driven by growth of $137.3 million in MPS deposits, as of the end of the quarter, as compared to one year earlier, a 48% increase.

Net interest income for fiscal 2009 was $27.8 million, up $3.8 million or 16% from 2008.  Net interest margin remained stable at 3.50% in fiscal 2009 as compared to 3.51% in fiscal 2008.  Overall, for fiscal 2009, asset yields declined by 85 basis points due to lower average rates and a change in the asset mix to more low-risk investments.

The Company’s average earning assets increased $111.6 million, or 16.3%, to $795.1 million during fiscal 2009 from $683.5 million during fiscal 2008.  The increase is primarily the result of the increase in the Company’s mortgage-backed securities portfolio.

The Company’s average total deposits and interest-bearing liabilities increased $107.1 million, or 15.5%, to $800.1 million during fiscal 2009 from $693.0 million during fiscal 2008.  The increase resulted mainly from an increase in the Company’s non-interest bearing deposits.  The Company’s cost of total deposits and interest-bearing liabilities declined 83 basis points to 1.11% during fiscal 2009 from 1.94% during fiscal 2008 primarily due to continued migration to no-cost deposits provided by MPS.

Non-Interest Income

2009 fourth quarter non-interest income of $13.9 million increased $3.1 million, or 29%, over the same quarter for 2008.  MPS fee income grew by $3.6 million or 35% due to the expansion of existing prepaid card and credit programs.

Non-interest income for fiscal 2009 increased $42.3 million, or 112%, over the same period in the prior year.  MPS fee income accounts for $42.9 million of the comparable period growth and relates to the factors mentioned above and the successful tax preparation partner program.

Non-Interest Expense

Non-interest expense grew $4.4 million, or 25%, to $21.9 million for the 2009 fourth quarter as compared to the same period in fiscal 2008.  The bulk of the increase occurred in card processing and personnel-related expense and primarily was the result of continued growth in MPS.  These costs primarily are variable in nature and will continue to increase as MPS introduces more programs and issues more cards, albeit at a slowing rate as compared to the associated revenues.

Card Processing expense for the 2009 fourth quarter was $6.3 million, or 60%, higher than the same period in 2008, primarily due to increased sales and transaction volumes from the expansion of existing programs at MPS.  Processing expense increases are attributable to settlement functions for value loading and card sales.

Compensation expense was $8.7 million for the 2009 fourth quarter, up $1.8 million or 26% from the same period in 2008.  While staff was added to support and develop new business opportunities as well as the expansion of current, proven client programs within MPS, management has focused on leveraging existing resources wherever feasible.  As a point of comparison, fourth quarter 2008 compensation expense increased by 36% over the same period in 2007.

Fiscal 2009 non-interest expense increased by $29.3 million, or 47%, to $91.1 million.  Card processing expenses increased 115% to $33.5 million and personnel costs increased by 27% to $32.7 million, primarily related to MPS growth.  Again, the rate of increase is slowing as 2008 was 67% higher than 2007.  While expense growth is easing, non-interest income growth has accelerated as noted above, increasing 112% and 72% in 2009 and 2008, respectively.

Credit Quality

30+ day loan delinquencies at September 30, 2009 were improved from September 30, 2008, 3.6% of total loans compared to 4.1%.  Non-performing loans at September 30, 2009 were $12.6 million representing 3.2% of total loans compared to $7.5 million, or 1.8% at September 30, 2008.  The September 30, 2009 level represents an improvement from the prior quarter end of $17.2 million and 4.2%.

Non-performing assets at September 30, 2009 were $14.7 million representing 1.8% of total assets compared to $7.5 million, or 1.1% at September 30, 2008 and $19.7 million, or 2.4% at the prior quarter end.

Loans

Total loans, net of allowance for loan losses, decreased $36.3 million, or 9%, to $391.6 million at September 30, 2009 as compared to a year earlier.  This decrease primarily relates to a decrease of $21.4 million in commercial and agricultural operating loans, a $13.3 million reduction in the MPS consumer portfolio, and an increase in the allowance for loan losses of $1.3 million.  Overall, real estate loans decreased by $0.8 million.  Net loan growth is expected to continue to be relatively flat during the near term.

Deposits and Other Liabilities

The Company continues to expand its low- and no-cost deposit portfolio as a result of growth in new and existing programs at MPS.  Total MPS deposits were up $137.3 million, or 48%, at September 30, 2009, as compared to September 30, 2008.  This increase results from prepaid card organic growth across several product verticals.  The Company reduced its short-term borrowings by $30.9 million during the fiscal year ended September 30, 2009, primarily due to the growth of deposits.

Business Segment Performance

Meta Payment Systems

For fiscal 2009, MPS recorded its highest ever net income of $4.1 million, or $1.58 per diluted share, as compared to net income of $3.3 million, or $1.54 per diluted share for fiscal 2008.  MPS net loss for the 2009 fourth quarter was $1.3 million, or 51 cents per diluted share. This compared to a net loss of $1.4 million, or 53 cents per diluted share, for the same period last year.  Included in the quarterly results were charges of $0.9 million relating to research costs and associated severance.

MPS 2009 fourth quarter revenue grew by 15%, from $13.1 million in fiscal 2008 to $15.1 million in 2009, notwithstanding a 196 basis point reduction in the average transfer pricing yield received for its deposits from 3.11% in 2008 to 1.15% in the 2009 period. The interest income effect of this rate decrease was $2.3 million and was partially offset by a $1.3 million increase due to higher deposit balances.  MPS fiscal year revenue increased from $47.4 million in fiscal 2008 to $86.8 million in fiscal 2009, an increase of $39.4 million or 83%.

Non-interest income for the quarter increased from $10.2 million in fiscal 2008 to $13.6 million, or 33%, in 2009.  The growth was spread among prepaid and credit programs.  Non-interest income for fiscal year 2009 increased from $34.8 million in fiscal 2008 to $77.4 million, or 122%, in fiscal 2009.

Current 2009 fourth quarter non-interest expenses increased by $6.0 million, or 55%, due to volume-driven increases in program support costs and investments in operational infrastructure, over the previous year fourth quarter.  Non-interest expense increased by $29.6 million, or 72%, from $41.4 million in fiscal 2008 to $71.0 million in fiscal 2009 compared to fiscal 2008.  The division also continued to demonstrate its expertise in product innovation, filing new patent applications while maintaining favorable existing applications.

Traditional Banking

The Traditional Banking segment recorded net income from continuing operations of $0.9 million, or 33 cents per diluted share, for the fourth quarter of fiscal year 2009, compared to a net loss from continuing operations of $2.9 million, or 77 cents per diluted share for the same period last year.  2009 fourth quarter results benefited from an increase in net interest income from continuing operations of $1.7 million from the prior year period and a $2.6 million decrease in loan loss provision expense.  Non-interest income decreased slightly by $0.1 million and non-interest expense contracted by $1.8 million, or 27.5%, reflecting previously discussed efficiencies and cost control efforts.

For fiscal 2009, the traditional banking segment recorded a net loss of $4.5 million, or $1.71 per diluted share, compared to a net loss of $4.2 million, or $1.29 per diluted share for fiscal 2008.  Loan loss provision expense increased by $7.7 million but was offset by higher non-interest income of $6.6 million and lower expenses.

Other Information

Meta Financial Group and MetaBank continue to meet and exceed federal regulatory requirements for classification as well-capitalized institutions.

This press release and other important information about the Company are available at http://www.bankmeta.com.

Corporate Profile: Meta Financial Group, Inc. ®, (doing business as Meta Financial Group) is the holding company for MetaBankTM and Meta Trust Company®.  MetaBankTM is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBankTM and Meta Trust®, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	September 30, 2009	September 30, 2008
Assets
Cash and cash equivalents	$6,177	$8,151
Investments and mortgage-backed securities	364,838	203,834
Loans receivable, net	391,609	427,928
Other assets	72,153	70,323
Total assets	$834,777	$710,236

Liabilities
Deposits	$653,747	$499,804
Other borrowings	116,796	147,683
Other liabilities	16,889	17,016
Total liabilities	787,432	664,503

Shareholders’ equity	47,345	45,733
Total liabilities and shareholders’ equity	$834,777	$710,236

Consolidated Statements of Income

	For the 3 Months		For the Year
	Ended September 30:		Ended September 30:
(Dollars In Thousands, Except Share and Per Share Data)	2009	2008	2009	2008

Interest income	$9,001	$9,453	$36,726	$37,418
Interest expense	1,931	2,931	8,907	13,415
Net interest income	7,070	6,522	27,819	24,003
Provision for loan losses	37	2,520	18,713	2,715

Net interest income after provision for loan losses	7,033	4,002	9,106	21,288
Non-interest income	13,947	10,752	79,969	37,696
Non-interest expense	21,924	17,539	91,081	61,820
(Loss) from continuing operations before income tax (benefit)	(944)	(2,785)	(2,006)	(2,836)
Tax (benefit) from continuing operations	(215)	(948)	(543)	(1,002)
(Loss) from continuing operations	(729)	(1,837)	(1,463)	(1,834)

Gain on sale from discontinued operations before taxes	—	—	—	2,309
Income from discontinued operations before taxes	—	—	—	76
Income tax expense from discontinued operations	—	—	—	1,574
Income from discontinued operations	—	—	—	811

Net (loss)	$(729)	$(1,837)	$(1,463)	$(1,023)

(Loss) per common share
Basic-(loss) from continuing operations	$(0.28)	$(0.71)	$(0.56)	$(0.71)
Basic-net (loss)	$(0.28)	$(0.71)	$(0.56)	$(0.40)
Diluted-(loss) from continuing operations	$(0.28)	$(0.68)	$(0.56)	$(0.69)
Diluted-net (loss)	$(0.28)	$(0.68)	$(0.56)	$(0.38)

Selected Financial Information

	2009	2008
For the Year Ended September 30,
Return on average assets-continuing operations	-0.20%	-0.24%
Return on average equity-continuing operations	-3.25%	-4.07%
Average shares outstanding for diluted earnings per share	2,601,077	2,638,333

	September 30, 2009	September 30, 2008
At Period Ended:
Equity to total assets	5.67%	6.44%
Book value per common share outstanding	$17.97	$17.57
Tangible book value per common share outstanding	$17.13	$16.72
Common shares outstanding	2,634,215	2,602,655
Non-performing assets to total assets-continuing operations	1.76%	1.06%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588